Exhibit 99.1

Investors:	Media:

Ann Tanabe VP, Investor Relations and Corporate Communications Encysive Pharmaceuticals (713) 796-8822	Dan Budwick BMC Communications (212) 477-9007 ext. 14

Marcy Strickler The Trout Group (646) 378-2927

FOR IMMEDIATE RELEASE

ENCYSIVE PHARMACEUTICALS REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

Conference Call Scheduled for Today at 8:00 a.m. Eastern

HOUSTON – May 7, 2007 – Encysive Pharmaceuticals (NASDAQ: ENCY) today announced financial results for the first quarter ended March 31, 2007.

“In the quarter, we made significant progress advancing our regulatory and product commercialization plans,” said Bruce D. Given, M.D., President and CEO of Encysive Pharmaceuticals. “While we continue to make sales and reimbursement inroads in the U.K. and Germany, we have just begun the process of commercializing Thelin®(1) in the Republic of Ireland and The Netherlands, and we expect to begin marketing Thelin in additional European countries later in the year. Also in the quarter, we achieved regulatory approval for Thelin in Australia and look to decisions concerning Thelin™ from both the U.S. FDA and Canada in the coming months.”

First Quarter 2007 Financial Overview

•	Revenues of $5.4 million for the first quarter of 2007, compared to $3.6 million for the first quarter of 2006, reflected approximately $1.0 million in Thelin European sales and a year-over-year increase in Argatroban royalty income of approximately $0.9 million.

•	For the first quarter of 2007, the Company reported a net loss of $29.9 million, or $0.49 per basic and diluted share, compared to a net loss of $30.0 million, or $0.51 per basic and diluted share, for the same period last year.

•	Research and development spending for the first quarter of 2007 of $17.5 million, was slightly lower than last year’s R&D spending in the first quarter of $18.4 million, due to a slowdown in clinical spending.

•	Sales and marketing expenses were $10.9 million for the current quarter as compared to $9.8 million for the first quarter in 2006. General and administrative expenses were $5.6 million for the first quarter of 2007, as compared to $5.7 million during the same period in 2006. These changes reflect decreased spending in the U.S. due to internal spending controls, offset by increased spending in Europe where we are actively commercializing Thelin®.

•	Cash, cash equivalents, accrued interest and restricted cash at March 31, 2007 was $62.9 million, compared to $43.8 million at December 31, 2006. Cash utilization during the first quarter included $4.5 million in debt repayment related to the Argatroban Notes (as defined below), as well as $1.6 million in interest payments to the 2005 Convertible Note holders. The March 31 cash balance does include $10.2 million of restricted cash, related to the Argatroban Notes, held in a holdback account, pending resolution of a United Kingdom tax withholding issue.

Q1 and Recent Company Highlights

•	In February 2007, Encysive’s newly formed wholly-owned subsidiary, Argatroban Royalty Sub LLC (Royalty Sub), placed $60 million in aggregate principal amount of non-convertible notes (Argatroban Notes) in a private placement to institutional investors. The Argatroban Notes are secured by royalties to be paid to Royalty Sub from sales of Argatroban by GlaxoSmithKline (GSK) and by a pledge by Encysive of the stock of Royalty Sub. Going forward, Encysive will continue to report Argatroban royalty income received from GSK in our quarterly financial results. However, the Argatroban royalty income will now be used to repay the Argatroban Notes, and will no longer be available to support the operational cash requirements of the Company.

•	In October 2006, Encysive entered into a common stock equity financing line with Azimuth Opportunity Ltd pursuant to which Encysive may sell to Azimuth up to $75 million of common stock or 11,866,851 shares of common stock, whichever comes first. During the 18-month term of the equity line, Encysive may sell, at its sole discretion, registered shares of its common stock to Azimuth at a predetermined discount to the market price, subject to certain limitations. During the first four months of 2007, Encysive made two draw downs, for total gross proceeds of $18 million. Since entering into the Azimuth agreement, Encysive has made a total of four draw downs, for total gross proceeds of $36 million. Of the 11,866,851 shares of common stock originally available under the Azimuth equity financing line, 2,840,755 shares remain available for future draw downs. Encysive intends to use the net proceeds of this equity line for general corporate purposes, including the development and commercialization of the Company’s products.

•	In March 2007, the Australian Therapeutics Goods Administration (TGA) granted marketing approval for Thelin (sitaxentan sodium) 100 mg tablets for patients with pulmonary arterial hypertension (PAH). The Company is now seeking reimbursement approval in Australia.

•	Also in March, the Company re-initiated a Phase II dose ranging study of TBC3711, Encysive’s next-generation, highly selective endothelin A antagonist. The 12-week, multi-center, randomized, double-blind, placebo-controlled study will evaluate four once-daily oral doses of TBC3711 in approximately 150 patients diagnosed with resistant hypertension.

•	Encysive announced the commercial availability of Thelin® for PAH in the Republic of Ireland and in The Netherlands in April 2007. The European Commission’s centralized licensing procedure permits Encysive to market Thelin in all 27 member states of the European Union. Thelin will be commercialized in other European countries as local government reimbursement approvals are obtained.

Upcoming Presentations and Events

•	May 15 Rodman & Renshaw 4th Annual Global Healthcare Conference,

Monte Carlo, Monaco*

•	May 19-24 American Thoracic Society (ATS) International Conference, San Diego

•	June 13-16 European League Against Rheumatism (EULAR),

Barcelona, Spain

•	June 15 U.S. FDA Prescription Drug User Fee Act (PDUFA) Date for

Thelin NDA

• Meetings will be webcast at www.encysive.com

Conference Call Information
Encysive will host a conference call today, Monday, May 7 at 8:00 a.m. ET, to discuss first quarter 2007 financial results. You may access the call either through the call-in number below or through the audio webcast. The access number for the call is:

Number: (612) 332-0107

Passcode: Encysive Pharmaceuticals

This call is being webcast and can be accessed via Encysive’s web site at
www.encysive.com.

A replay of the webcast will be available on the Company’s web site through June 7, 2007. Additionally, a replay of the call will be available until Friday, May 11, 2007 at 11:59 p.m. ET. The call replay can be accessed by calling:

Number: (320) 365-3844

Access Code: 871348

About Thelin™ and PAH

Thelin™ (sitaxentan sodium) (2), an endothelin A receptor antagonist for the treatment of PAH, received marketing approval in the European Union in August 2006. Encysive’s New Drug Application (NDA) for Thelin (sitaxsentan sodium) is currently under review by the Cardio-Renal Division of the FDA. Thelin is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Thelin is 6,500-fold selective in the targeting of the endothelin A receptor versus the endothelin B receptor.

Pulmonary arterial hypertension (PAH) is a condition that involves high blood pressure and structural changes in the walls of the pulmonary arteries, which are the blood vessels that connect the right side of the heart to the lungs. PAH causes shortness of breath, limits activity, and is eventually fatal unless treated successfully with heart/lung or lung transplantation. PAH is estimated to afflict approximately 100,000 to 200,000 people worldwide, many of whom are children and young women.

About Encysive Pharmaceuticals

Encysive Pharmaceuticals Inc. is a global biopharmaceutical company engaged in the discovery, development and commercialization of novel, synthetic, small molecule compounds to address unmet medical needs. Our research and development programs are predominantly focused on the treatment and prevention of interrelated diseases of the vascular endothelium and exploit our expertise in the area of the intravascular inflammatory process, referred to as the inflammatory cascade, and vascular diseases. To learn more about Encysive Pharmaceuticals please visit our web site: http://www.encysive.com.

The Encysive Pharmaceuticals Inc. logo is available at http://media.primezone.com/prs/single/?pkgid=843

1 Thelin® is an E.U. registered trademark of Encysive Pharmaceuticals Inc.

2 “Sitaxentan” sodium is the spelling recognized by the World Health Organization for Encysive Pharmaceuticals’ sitaxsentan sodium.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are: unexpected delays in regulatory approval of Thelin™ by the FDA in the U.S. and our other products under development, including TBC3711; the unpredictability of the duration and results of regulatory review of new drug applications and investigational new drug applications by the FDA; decisions by the FDA regarding whether and when to approve our NDA for Thelin™; decisions by the Therapeutic Products Directorate (TPD) of Health Canada regarding whether and when to approve our new drug submission for Thelin™; our estimate of the sufficiency of our existing capital resources; our ability to raise additional capital to fund cash requirements for future operations; the availability of sufficient funds to commercialize Thelin™ in the U.S. should it be approved by the FDA; the availability of sufficient funds to commercialize Thelin™ in Canada should it be approved by the TPD; market acceptance of Thelin™ in the EU and Australia and the actual rate of acceptance; the impact of reimbursement policies and governmental regulation of prices for Thelin™ in the EU and Australia; our inability to predict revenues from Thelin™ and our expense levels in 2007 and beyond; the ability of our subsidiary to repay the notes secured by royalties on the sales of Argatroban; our ability to obtain treaty relief from the U.K. withholding tax requirements; our ability to manufacture and sell any products, potential drug candidates, their potential therapeutic effect, market acceptance or our ability to earn a profit from sales or licenses of any drug candidate; and our ability to discover new drugs in the future, as well as more specific risks, trends and uncertainties facing Encysive such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks, trends and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore you should not rely on any such forward-looking statements. Furthermore, Encysive undertakes no duty to update or revise these forward-looking statements. The Private Securities Litigation Reform Act of 1995 permits this discussion.

ENCYSIVE PHARMACEUTICALS INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL DATA
Amounts in thousands (except per share data)

Consolidated Summary of Operations

	Three Months Ended March 31,
	2007	2006
Revenues	$5,408	$3,561
Operating expenses:
Cost of goods sold	66	—
Research and development	17,499	18,379
Sales and marketing	10,886	9,836
General and administrative	5,616	5,742

Total expenses	34,067	33,957

Operating loss	(28,659)	(30,396)
Investment income	795	1,299
Interest expense	(2,044)	(980)

Loss before cumulative effect of change in accounting principle	(29,908)	(30,077)
Cumulative effect of change in accounting principle	—	107

Net loss	$(29,908)	$(29,970)

Net loss per common share Basic and diluted	$(0.49)	$(0.51)

Weighted average common shares Outstanding: basic and diluted	61,644	58,270

Condensed Consolidated Balance Sheets

	March 31, 2007	December 31, 2006
Assets:
Cash, cash equivalents and Accrued interest	$52,689	$43,798
Restricted cash and accrued interest	10,197	—
Other assets	23,896	19,339

Total assets	86,782	63,137

Liabilities and stockholders’ deficit
Current liabilities	22,268	26,854
Long-term debt	186,532	130,000

Total liabilities	208,800	156,854
Stockholders’ deficit	(122,018)	(93,717)

Liabilities and stockholders’ deficit	$86,782	$63,137